Exhibit 5.1

15 April 2025

Locafy Limited 246A Churchill Avenue Subiaco WA 6008, Australia	Ref:SID:BTR:2110567

Dear Sirs

Locafy Limited – Prospectus Supplement

We have acted as Australian legal adviser to the Company, an Australian incorporated company, in connection with the issue and sale of Shares of the Company, through or to the Manager (as sales agent), from time to time in accordance with the terms of the ATM Agreement, up to the “Maximum Amount” (as that term is defined in the ATM Agreement) (the Transaction).

We refer to the Prospectus Supplement, dated 15 April 2025, filed pursuant to Rule 424(b)(5) under the Securities Act, and the accompanying Base Prospectus, relating to the sale through or to the Manager (as sales agent), from time to time in accordance with the terms of the ATM Agreement, of up to $1,838,680 of Shares (Supplement Shares).

1.	Definitions

1.1	In this letter:

ASIC means the Australian Securities and Investments Commission.

ATM Agreement means the at-the-market agreement between the Company and the Manager dated 18 May 2023.

Base Prospectus means the prospectus, dated 1 June 2023, forming a part of the Shelf Registration Statement.

Board means the board of directors of the Company.

Company means Locafy Limited (ACN 136 737 767).

Corporations Act means the Corporations Act 2001 (Commonwealth of Australia).

Examined Materials has the meaning set out in clause 2 of this letter.

Manager means H.C. Wainwright & Co., LLC.

Level 15 Olderfleet 477 Collins Street Melbourne VIC 3000	GPO Box 1842 Melbourne VIC 3001	T +61 3 9269 9000 F +61 3 9269 9001 landers.com.au	ABN 58 207 240 529

Prospectus Supplement means the prospectus supplement, dated 15 April 2025, relating to the offering from time to time of the Supplement Shares, filed by the Company with the SEC under rule 424(b) of the Securities Act (the Prospectus Supplement together with the Base Prospectus, the Prospectus).

SEC means the Securities and Exchange Commission of the United States of America.

Securities Act means the Securities Act of 1933, as amended, of the United States of America.

Share means a fully paid ordinary share of no par value in the Company.

Shelf Registration Statement means the shelf registration statement on Form F-3 relating to the registration of $100,000,000 (in aggregate) of securities in the Company, prepared by the Company and filed with the SEC on 19 May 2023, as amended, and declared effective by the SEC on 1 June 2023.

2.	Documents examined and searches made

2.1	For the purposes of issuing this letter, we have undertaken the following searches and examined and relied on electronic copies of the following documents (Examined Materials) only and have not examined any other documents or records and undertaken no other enquiries for the purpose of this letter:

(a)	Certificate of Incorporation of the Company dated 23 April 2009, Certificates of Change of Name dated 5 July 2010 and 13 January 2012, Certificate of Registration on Conversion to a Public Company dated 24 February 2012 and Certificate of Change of Name dated 14 January 2021;

(b)	Certified copy of the Company’s constitution as adopted on 20 August 2021;

(c)	Certificate of the company secretary of the Company certifying certain matters of the Board dated 14 April 2025 as required under clause 6(d) of the ATM Agreement;

(d)	Copy of the Shelf Registration Statement (including the Prospectus), including the exhibits filed therewith and incorporated by reference therein from previous filings made by the Company with the SEC; and

(e)	a search of the ASIC records of the Company undertaken on the date of this letter.

3.	Opinion

Subject to the assumptions and qualifications set out in this letter, we are of the opinion that the Supplement Shares, when issued and paid for as contemplated by the Prospectus and the ATM Agreement, will be validly issued and fully paid, and holders of such Supplement Shares, having fully paid all amounts due on such Supplement Shares, will be under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such Supplement Shares.

4.	Consent

We hereby consent to the filing of this letter as Exhibit 5.1 to the Company’s Report on Form 6-K, which is incorporated by reference to the Shelf Registration Statement and Prospectus and to the use of our name under the caption ‘Legal Matters’ in the Prospectus Supplement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

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5.	Assumptions

5.1	In providing the opinion in clause 3 we have assumed the following matters and have not made any independent investigations or enquiries in respect of such matters:

(a)	all seals and signatures and any duty stamps or markings on documents examined by us are authentic and that all copies of documents examined by us are complete and conform to the originals;

(b)	the documents, information and reports reviewed by us have not been modified, amended or terminated by subsequent actions or agreements of which we are not aware;

(c)	any facts which may give reason to question the validity, continuing effectiveness or lawfulness of any document or instrument examined by us have been drawn to our attention and otherwise all factual matters are correct;

(d)	all certificates, letters and opinions given by external advisers of the Company in relation to the documents examined by us are genuine, complete, up-to-date and accurate;

(e)	all certificates, letters and opinions given by the Company’s management in relation to the documents examined by us are genuine, complete, up-to-date and accurate;

(f)	all resolutions of the Board that we have relied upon for the purposes of our opinion have not been and will not be varied or revoked and that the meetings of the Board at which the resolutions were considered were properly convened, all directors who attended and voted were entitled to do so, the resolutions were properly passed, and the directors have performed their duties properly and all provisions relating to the declaration of directors’ interests or the power of interested directors were duly observed;

(g)	the Company’s registrar promptly follows all instructions regarding the issue of securities given by the Board to make the appropriate entries in the Company’s registers of securities as instructed;

(h)	no director of the Company was interested in a matter the subject of a Board resolution, except as permitted by the Constitution or the Corporations Act;

(i)	at the time of execution of a document, no signatory of the document on behalf of the Company had received notice of revocation of their authority to execute that document;

(j)	no laws other than the relevant laws of the Commonwealth of Australia affect our opinion;

(k)	no person is entitled to rely on our opinion if it is aware that any assumption made by us is incorrect (but this assumption is not to affect any person who is entitled to rely on our opinion who is not so aware);

(l)	where we have searched or inspected public records, we have assumed the accuracy of those records; and

(m)	there were no documents other than those which were disclosed to us which related to the Examined Materials.

5.2	At the time of giving our opinion, we have no actual knowledge and we are not aware of any fact which would render any of the above assumptions incorrect.

6.	Qualifications

6.1	Our opinion in clause 3 is subject to the following qualifications:

(a)	our opinion is based on our review of the Examined Materials only;

(b)	we express no opinion as to the enforceability of any provision in the ATM Agreement (except as set out in clause 3);

(c)	we are entitled to make all of the assumptions specified in section 129 of the Corporations Act;

(d)	we have not verified work performed by any other advisers or experts retained by the Company and accept no responsibility for the accuracy or completeness of their work;

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(e)	our opinion must be construed and interpreted in accordance with the laws of the Commonwealth of Australia, and our opinion is given in respect of the laws of the Commonwealth of Australia as applied by the courts of the Commonwealth of Australia as at the date of this letter. We have made no investigation of the laws of any jurisdiction other than those of the Commonwealth of Australia and we do not express or imply any opinion as to the laws of any jurisdiction other than those of the Commonwealth of Australia. We are under, and assume, no obligation to inform any person of, or of the effect of, any future changes to those or any other laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, whether state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws;

(f)	our opinion is furnished in accordance with the requirements of Item 9.a. of Form F-3 and Item 601(b)(5)(i) of Regulation S-K in connection with the filing of the Prospectus Supplement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose;

(g)	the matters the subject of our opinion are based on the knowledge of those partners and employees of Lander & Rogers directly engaged in advising the Company on the Transaction;

(h)	we are not, in our opinion, giving an opinion on, and do not assume any responsibility for the accuracy, fairness or completeness of, any statement contained in, or any matter pertaining to the contents of, the Prospectus, other than as to the validity of the Supplement Shares to be issued under the ATM Agreement as provided in clause 3 above;

(i)	the statements made in our opinion are made by us as lawyers admitted to practice in certain states of the Commonwealth of Australia and without reference to any laws or judicial decisions or statements of the United States of America; and

(j)	we provide no opinion on any non-legal matters, including but not limited to operational, financial, statistical or accounting matters.

6.2	The opinion set out in clause 3 of this letter is given in respect of and is limited to the laws of the Commonwealth of Australia on the date of this letter. This opinion is limited to the matters stated and no opinion may be inferred beyond the matters expressly stated.

Yours faithfully

/s/ Lander & Rogers

Lander & Rogers

Simon Davidson | Partner
D +61 3 9269 9331
sdavidson@landers.com.au

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